Exhibit 11

                            DARDEN RESTAURANTS, INC.
           DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
                                 (IN THOUSANDS)

                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
----------------------------------------------------------------------------------------------------------------
                                               November 23,      November 24,     November 23,      November 24,
                                                   1997              1996             1997              1996
----------------------------------------------------------------------------------------------------------------
Computation of Shares:

   Weighted average number of shares
     outstanding...............................  150,300           157,500          151,500           157,600

   Net shares resulting from the assumed
     exercise of certain stock options (F1)....    2,000(F2)           800(F2)        1,400(F2)           900(F2)
                                                 -------           -------          -------           -------

Total common shares and common share
   equivalents.................................  152,300           158,300          152,900           158,500
                                                 =======           =======          =======           =======

--------------------------------------------------------------------------------------------------------------------

NOTES TO EXHIBIT:

<F1>
Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.
<F2>
Common share equivalents for the thirteen and twenty-six weeks ended November 23, 1997 and November 24, 1996 are not material. As a result, earnings (loss) per share has been computed using the weighted average number of shares outstanding.

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